Exhibit 99.1

Voting Agreement

This Voting Agreement (this “Agreement”), dated as of January 24, 2018, is by and between the undersigned stockholder (the “Stockholder”) of U.S. Geothermal Inc., a Delaware corporation (the “Company”), and Ormat Nevada Inc., a Delaware corporation (“Parent”).

Preliminary Statements

A. Stockholder owns the Equity Securities of the Company (the “Company Securities”) set forth on Schedule A (the “Original Shares”) and may acquire other Company Securities (“Additional Shares”) though the exercise, exchange or conversion of Original Shares, acquisition of new Company Securities or otherwise after the date hereof (the Original Shares and any Additional Shares are sometimes referred to herein individually or collectively as “Shares”).

B. The Company, Parent and OGP Holding Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are parties to an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the terms and conditions of the Merger Agreement.

C. Stockholder desires to have the Merger completed in accordance with the Merger Agreement.

D. To induce Parent and Merger Sub to complete the Merger, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Definitions. For purposes of this Agreement, terms defined in the preamble, preliminary statements or other sections of this Agreement have the meanings set forth therein, capitalized terms used and not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement and the following terms have the meanings set forth below.

“Governing Instruments” means (a) the certificate of incorporation and bylaws of the Company and (b) in the case of any Company Securities that are options, any option agreement referred to on Schedule A and any Company Stock Plan applicable to those options.

“Transfer” means, with respect to any Shares, any transfer, sale, offer, exchange, assignment, grant of Lien, gift or other disposition of any kind, whether direct or indirect.

2. Representations of Stockholder. Stockholder represents and warrants to Parent that:

(a) Stockholder (i) has received and read and is familiar with the Merger Agreement, and (ii) has obtained all other information considered necessary or appropriate to evaluate the merits and risks of the Merger and this Agreement.

(b) Stockholder owns, of record and beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), all of the Original Shares.

(c) Stockholder has good and marketable title to the Original Shares free and clear of all Liens, other than any Lien under the Governing Instruments.

(d) Stockholder has not Transferred any interest in, to or under the Original Shares. There are no Contracts of any kind relating to the Original Shares, including any voting trust or voting agreement, options, swaps or other derivative contracts, security interests or pledges, or other rights, agreements, arrangements, commitments or understandings, of any kind, whether or not legally binding, to which Stockholder is a party, relating to the Original Shares, except for the Governing Instruments. For the avoidance of doubt, the fact that the Original Shares are held in a margin account shall not be deemed a violation of Section 2(c) or this Section 2(d).

(e) Stockholder does not own, of record or beneficially, any Company Securities other than as set forth on Schedule A. Stockholder does not have any direct or indirect interest in, to or under any Company Securities (other than the Original Shares) under any Contract of any kind, including any voting trust or voting agreement, options, swaps or other derivative contracts, Liens, or other rights, agreements, arrangements, commitments or understandings, of any kind, whether or not legally binding, to which Stockholder is a party, except for the Governing Instruments.

(f) Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the giving of the proxies described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(g) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or constitute a Default under any provision of any Contract, or conflict with or violate any Law, in each case, applicable to Stockholder or to Stockholder’s property or assets.

(h) No Consent of, or Filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof.

(i) Unless this Agreement is accompanied by an executed spousal consent in the form of Exhibit A, no consent of Stockholder’s spouse is necessary under any “community property” or other Laws in order for Stockholder to enter into and perform its obligations under this Agreement.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if holders of Company Securities are requested to vote their shares through the execution of an action by written consent in lieu of any meeting of holders of Company Securities: (i) in favor of the Merger and the Merger Agreement at every meeting (or in connection with any action by written consent) of the holders of Company Securities at which such matters are considered and at every adjournment or postponement thereof; (ii) against (A) any Takeover Proposal of any Person other than Parent and its Affiliates, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to any of the Governing Instruments); provided, that each of Stockholder’s voting obligations set forth in this Section 3(a) and Stockholder’s appointment of Parent as its proxy and attorney-in-fact pursuant to Section 3(b) will be suspended for so long as the Company’s board of directors is not recommending that stockholders of the Company vote in favor of the Merger. For the avoidance of doubt, each of Stockholder’s voting obligations set forth in this Section 3(a) and Stockholder’s appointment of Parent as its proxy and attorney-in-fact pursuant to Section 3(b) will be in full force at any time that the Company’s board of directors is recommending that stockholders of the Company vote in favor of the Merger.

(b) Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any Person under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than in accordance with this Agreement.

5. Transfer and Encumbrance.

(a) Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, Transfer any of the Shares or enter into any Contract, option or other agreement with respect to, or consent to a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void.

(b) This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to (i) any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder or (ii) an Affiliate of Stockholder that is controlled solely by Stockholder; provided, that a Transfer referred to in this Section 5(b) shall be permitted only if, as a condition to such Transfer, the transferee agrees in writing, in form and substance reasonably satisfactory to Parent, to be bound by all of the terms of this Agreement.

6. Additional Shares.

Stockholder agrees that all Company Securities that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7. Waiver of Appraisal and Dissenters’ Rights.

Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

8. Letter of Transmittal.

Stockholder agrees to tender a Letter of Transmittal, appropriately completed and duly executed by or on behalf of Stockholder in accordance with the terms of the Merger Agreement and the applicable Letter of Transmittal, as a condition to receipt of any portion of the Merger Consideration in respect of any Shares owned by Stockholder. Stockholder expressly waives any right it may have to assert that it is entitled to receive Merger Consideration without tendering a Letter of Transmittal in accordance with the Merger Agreement and the Letter of Transmittal.

9. Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms and (c) the making of any change by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration.

10. No Agreement as Director or Officer.

Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or holders of Company Securities.

11. Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law or damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

12. Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, any Letter of Transmittal or other document referred to in the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13. Notices.

All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (solely if receipt is confirmed), addressed as follows:

(a) If to Parent, to:

Ormat Nevada Inc.
c/o Ormat Technologies, Inc.
6225 Neil Road
Reno, Nevada 89511
Attention: Chief Financial Officer
Email: dblachar@ormat.com

with copies to:

Norton Rose Fulbright US LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention: Noam Ayali
Email: noam.ayali@nortonrosefulbright.com

(b) If to Stockholder, to the address or email set forth for Stockholder on Schedule A.

14. Miscellaneous.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware (both substantive and procedural), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto irrevocably and unconditionally agrees that any claim, proceeding or cause of action with respect to this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder, or any matter related to or arising out of or in connection with this Agreement (including the negotiation of this Agreement) or any Letter of Transmittal, or for recognition and enforcement of any judgment in respect of this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such claim, proceeding or cause of action in the manner provided in Section 13 or in such other manner as may be permitted by applicable Laws will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such claim, proceeding or cause of action for himself, herself or itself and in respect of his, her or its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any Letter of Transmittal in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder: (i) any claim that he, she or it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(b); (ii) any claim that he, she, it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by applicable Laws, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, any Letter of Transmittal or the subject matter hereof or thereof, may not be enforced in or by such courts.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Any facsimile, portable document format (pdf) or other electronic copy hereof or signature hereon shall for all purposes be deemed originals.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties to this Agreement, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ORMAT NEVADA INC.
By: Doron Blachar Name: Doron Blachar Title: Treasurer

JCP INVESTMENT MANAGEMENT, LLC JCP INVESTMENT PARTNERSHIP, LP JCP DRAWDOWN PARTNERSHIP III, LP
/s/ James C. Pappas Name: James C. Pappas

Schedule A

Name of Stockholder	JCP Investment Partnership, LP JCP Drawdown Partnership III, LP James C. Pappas
Address of Stockholder	1177 West Loop South, Suite 1320 Houston, TX 77027
Email Address of Stockholder	jcp@jcpinv.com
Shares of Common Stock held by Stockholder, of record or beneficially	JCP Investment Partnership, LP 938,360 JCP Drawdown Partnership III, LP 1,916,588
Options held by Stockholder under option agreements

Options exercisable for the number of shares of Common Stock issued pursuant to the following agreement(s) at the exercise prices set forth below:

16,666 shares of Common Stock at an exercise price of $4.32 per share under option agreement.

8,000 shares of Common Stock at an exercise price of $4.08 per share under option agreement.

Options held by Stockholder other than under option agreements	N/A
Other Company Securities held by Stockholder, of record or beneficially	N/A